To:	**George Kaufman**	&	**Elio Sorella**
	Managing Director, Investment Banking		President & CEO
	Chardan Cappital arkets, LLC		Ecolomondo Corporation Inc.
	17 State Street, Suite 1600		3435 Pitfield Blvd.
	New York, NY 10004		St-Laurent (Qc), Canada, H4S 1H7

Ecolomondo Corporation Inc. wants to submit and file a Registration Statement and Prospectus with the United States Securities and Exchange Commission ("SEC"), and then distribute them to prospective investors.

We have issued a report for Ecolomondo's underwriter, Chardan Capital Markets, LLC, "Appraisal of Ecolomondo for Chardan Capital Markets", on November 25, 2014.

We consent to the use of the aforementioned report, to the discussion of our statements, to the use of our name as it appears under the caption "Experts", and to the naming of us as experts under the caption "Experts" in the Registration Statement and Prospectus.

We consent that you quote our report with the following statements:

> "I was impressed by the simplicity of the operation, which was complemented by the automation system. The simplicity also supports the consistent quality of the recycled carbon black and the oil."
> "A basic, but important, observation in regards to product quality is the absence of significant odor and the free-flowing nature of the recycled carbon black."

We also consent that you refer to our report with the following text:

> *In its report on the "Appraisal of Ecolomondo for Chardan Capital Markets", dated November 25, 2014, Sixth Element Sustainable Management observed two consecutive batches. The yields were, with data supplied by Ecolomondo and included at page 7 of the report: 43% and 45% carbon black, 47% and 46% oil (heavy and light), 9.9% and 8.9% gas and 0.05% and 0.1% particulate loss. Regarding the cycle time, the report mentions at page 5 that "The first batch began at 7:00 AM in my presence after being preloaded with shredded tires the afternoon before (again in my presence). (...) The second run was in the cool down stage when I left at 7:10 PM (the only remaining step was the removal of the recycled carbon black through the vacuum system, and the ease of doing this had been observed from the first batch)."*

Regards,

Sixth Element Sustainable Management

Gerald Kutney

By: Gerald Kutney, Managing Director

April 1, 2016

Date